EXHIBIT 99.3

FOR IMMEDIATE RELEASE

For More Information
Contact:  Bruce Entin 408-433-4067

CC94-55

                      LSI LOGIC CORPORATION ANNOUNCES
                     INTENTION TO PRIVATIZE LSI CANADA


MILPITAS, California, November 29, 1994  --   LSI Logic
Corporation, which owns 55 percent or 14 million shares of its publicly traded subsidiary LSI Logic Corporation of Canada, Inc., today announced its intention to acquire for cash the approximately 11 million remaining shares it does not already own. Shares of LSI Canada (LSC) are traded on the Toronto, Montreal and Alberta exchanges.

LSI Logic Corporation said it expects to acquire the Canadian shares for (U.S.) $2.30 a share ($3.30 Canada). The corporation anticipates the buyout will cost approximately $30 million, which would be drawn from its roughly $400 million cash position on the balance sheet at the end of the third quarter of 1994. Investment banker Nesbitt Burns, with headquarters in Toronto, has been retained by the corporation to complete the transaction.

In evaluating the future direction of LSI Canada, LSI Logic Corporation believes that the Calgary-based company will best operate as a value-added geographic distributor of the corporation's products and technology lines rather than as an independent company. As a result, LSI Logic Corporation decided to pursue the privatization of LSI Canada.

The privatization plan is part of an ongoing effort to provide global customers cost effective and seamless access to LSI Logic
Corporation's portfolio of design tools, process technology and industry standard cores used to create a system on a chip.

To lead LSI Canada on its distributor mandate, LSI Canada today announced the appointment of Pierre Nadeau as President and Chief Executive Officer of LSI Canada. Mr. Nadeau, an electronics industry veteran with 15 years of experience in the telecommunications industry, most recently was vice president and managing director AT&T Network Systems Canada. Previously, Mr. Nadeau held a series of executive positions with Northern Telecom Canada Ltd. and Bell Northern Research.

"The corporation's planned buyout of the minority shareholders reflects our desire to provide shareholders with an opportunity to realize a reasonable premium over the current value of their LSI Canada shares," said Wilfred J. Corrigan, chairman and chief executive of LSI Logic Corporation. "This intended privatization of LSI Canada is in the best interests of shareholders of both the parent corporation and the subdiary.

"LSI Logic Corporation is determined to stay focused on generating improved financial results to shareholders and leveraging its technological capabilities to a worldwide customer base. Both these objectives will be met more effectively with LSI
Canada serving as a regional distributor and a wholly owned subsidiary."

LSI Logic Corporation (NYSE:LSI) is a Fortune 500 supplier of high-performance semiconductors, with operations worldwide. The company enables customers to build complete systems on a single chip with its CoreWare methodology, thereby increasing performance, lowering system costs and accelerating time to market. LSI Logic develops customized products in partnership with leading customers, and operates leading-edge, high-volume manufacturing facilities to produce sub-micron chips. LSI Logic is headquartered at 1551 McCarthy Blvd., Milpitas, California, 95035, 408-433-8000.